Exhibit 99.1

The Ensign Group, Inc. Reports Third Quarter 2007 Earnings

Conference Call and Webcast Scheduled for December 26, 2007 at 5:00 pm ET

MISSION VIEJO, Calif., Dec 21, 2007 /PRNewswire-FirstCall via COMTEX News Network/ — The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of skilled nursing, rehabilitative care services and assisted living companies, today timely filed its Form 10-Q and reported unaudited financial results for the third quarter ended September 30, 2007. The Company’s third quarter 2007 financial results were consistent with the guidance provided in Ensign’s free-writing prospectus that was filed on October 29, 2007.

Rescheduled Conference Call and Webcast

A conference call and live webcast to discuss Ensign’s third quarter 2007 financial results and current financial prospects, which was previously scheduled for December 18, 2007, has been rescheduled to 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Wednesday, December 26, 2007. Interested parties may listen to the webcast or view the financial and other statistical information required by the Securities and Exchange Commission (“SEC”) Regulation G, by visiting the Investor Relations section of the Company’s website at http://investor.ensigngroup.net/. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on January 9, 2008.

The conference call and webcast were rescheduled to permit the performance of additional review work in light of a recent development with respect to a government investigation which was discussed in Ensign’s recent S-1 filing. The U.S. Attorney’s office for the Central District of California issued a subpoena to our independent registered public accounting firm relating to the Company. The subpoena, which requests documents regarding the Company and certain of its skilled nursing facilities, was disclosed to the Company by the independent registered public accounting firm on December 17, 2007.

Although little is known regarding the investigation, it is believed to be focused on claims submitted to the Medicare program for rehabilitation services provided at one or more of its skilled nursing facilities. The subpoena confirms the Company’s previously reported belief that the U.S. Attorney has been conducting such an investigation. To our knowledge, however, neither The Ensign Group, Inc. nor any of its operating subsidiaries or employees has been formally charged with any wrongdoing, served with any subpoenas or related requests, or directly notified of any concerns or investigations by the U.S. Attorney or any government agency. Also to our knowledge, this is the second document request issued by the U.S. Attorney for records involving Ensign. The prior request, an authorized investigative demand which is similar to a subpoena, was issued in February 2007 and requested documents from the Company’s bank. The U.S. Attorney voluntarily rescinded that demand before any records were delivered.

Operating Results

For the quarter ended September 30, 2007, total revenue was $104.1 million, up 12.7% compared to $92.3 million for the prior year quarter. This revenue increase was primarily due to the revenue generated by acquired facilities during 2006 and 2007. This growth rate was achieved in spite of generally lower occupancy rates, and relatively lower skilled mix and quality mix in recently-acquired facilities. For purposes of these financial results, we have defined “same” facilities as those facilities that in which we commenced operations prior to January 1, 2006. “Recently acquired” facilities refers to those facilities in which we commenced operations on or after January 1, 2006.

The Company reported net income for the third quarter of 2007 of $4.5 million or $0.26 per diluted share compared to $6.4 million or $0.38 per diluted share for the third quarter of 2006. This decrease was due in part to expected costs associated with recent acquisitions, as well as the result of a higher provision for employee health insurance due primarily to the number unusually large claims submitted in the quarter, increased professional fees and wages primarily associated with preparations for becoming a public company, increased depreciation expense related to the recently-acquired facilities, and an increase in stock-based compensation expense related to a single set of transactions of a type that we do not expect to reoccur in the future.

For the nine months ended September 30, 2007, total net revenue was $302.3 million, up 15.8% compared to $261.1 million for the first nine months of last year.

The Company reported a net income for the first nine months of 2007 of $14.3 million or $0.85 per diluted share compared to

$17.2 million or $1.03 per diluted share for the first nine months of 2006. EBITDAR for the nine months ended September 30, 2007 was $43.5 million as compared to EBITDAR of $44.5 million for the comparable nine month period in 2006. EBITDAR is a non-GAAP financial measure. A discussion of the Company’s use of this non-GAAP financing measure is set forth below, and reconciliation of net income to EBITDAR for the nine months ended September 30, 2006 and September 30, 2007, respectively, appears in the financial statements portion of this release.

More complete information is contained in the Company’s Form 10-Q, which was filed with the SEC today and can be viewed on the Company’s website at http://www.ensigngroup.net.

Commenting on the third quarter results, Christopher Christensen, President and Chief Executive Officer of The Ensign Group, Inc. said, “The third quarter of 2007 was a rebuilding quarter for us, and we are excited about the prospect for organic revenue and earnings growth as we continue to intensify our focus on improved clinical performance, increased occupancy and enhanced patient mix in 2008.”

Mr. Christensen added, “The recent completion of our initial public offering adds strength to our already-strong balance sheet, and we believe that, among other things, it enhances our ability to continue executing on our disciplined growth strategy.”

Recent Highlights

IPO: On November 8, 2007, Ensign completed its Initial Public Offering (IPO), with net proceeds to the Company of $56.5 million after underwriting fees and offering expenses. The Company sold 4.0 million shares of common stock at $16.00 each. In addition, the entire 600,000 share over-allotment option described in the Company’s prospectus was also exercised by the underwriters in November. Concurrent with the close of the IPO, all previously outstanding shares of the Company’s preferred stock converted into an aggregate of 2,741,000 shares of common stock.

Recent Acquisitions: On December 11, 2007, Company subsidiaries completed their purchase of two skilled nursing facilities in California and one assisted living facility in Arizona for an aggregate purchase price of approximately $12.8 million. The three facilities include 123 skilled nursing beds, 90 assisted living units and 84 independent living units. The acquisitions were completed by three separate holding affiliates of The Ensign Group, Inc. Prior to the acquisitions, three operating subsidiaries of The Ensign Group, Inc. operated these three facilities under a master lease agreement with the seller, which was terminated upon the closing of the transaction. These three operators will continue to operate their respective facilities under new leases with the acquiring Ensign affiliates.

Proceeds of Ensign’s recent IPO were used to fund the transactions. These acquisitions bring the number of owned facilities in Ensign’s combined portfolio to 26. Ensign subsidiaries continue to hold purchase contracts or purchase options on 10 of the remaining 35 leased facilities.

About Ensign(TM)

The Ensign Group, Inc.’s operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services for both long-term residents and short-stay rehabilitation patients, at 61 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this release is not meant to imply that these facilities are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about our business, financial performance, operating results, the industry in which we operate and other future events. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding our growth prospects, future operating and financial performance and the pending investigation by the U.S. Attorney’s Office. Such forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for our services; our ability to acquire, develop, manage or improve facilities, the impact of the pending investigation by the U.S. Attorneys’ office or any related proceedings; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of facilities; competition from other companies in the acquisition, development and operation of facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review our periodic filings with the Securities and Exchange Commission, including our Form 10-Q, which was filed today, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$104,092	$92,338	$302,339	$261,065
Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	86,176	72,792	247,177	206,142
Facility rent — cost of services	4,177	4,170	12,511	12,260
General and administrative expense	3,995	3,881	11,638	10,471
Depreciation and amortization	1,818	1,103	5,004	2,861
Total expenses	96,166	81,946	276,330	231,734
Income from operations	7,926	10,392	26,009	29,331
Other income (expense):
Interest expense	(1,288)	(734)	(3,637)	(2,071)
Interest income	275	203	973	500
Other expense, net	(1,013)	(531)	(2,664)	(1,571)
Income before provision for income taxes	6,913	9,861	23,345	27,760
Provision for income taxes	2,447	3,480	9,047	10,561
Net income	$4,466	$6,381	$14,298	$17,199
Net income per share:
Basic	$0.32	$0.47	$1.04	$1.27
Diluted	$0.26	$0.38	$0.85	$1.03
Weighted average common shares outstanding:
Basic	13,506	13,312	13,463	13,356
Diluted	16,878	16,865	16,887	16,769

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$6,418	$25,491
Other current assets	64,537	58,314
Total current assets	70,955	83,805
Property and equipment, net	106,918	87,133
Other assets	25,531	19,593
Total assets	$203,404	$190,531

Liabilities and stockholders’ equity
Current liabilities:
Current liabilities, excluding current maturities of long-term debt	$52,126	$54,583
Current maturities of long-term debt	3,004	941
Total current liabilities	55,130	55,524
Long-term debt-less current maturities	60,825	63,587
Other long-term liabilities	20,298	17,548
Series A redeemable convertible preferred stock	2,725	2,725
Total Stockholders’ equity	64,426	51,147
Total liabilities and stockholders’ equity	$203,404	$190,531

Reconciliation of Net Income to EBITDAR

(in thousands)

(unaudited)

	Nine Months
	Ended
	September 30,
	2007	2006
Net income	$14,298	$17,199
Interest expense, net	2,664	1,571
Provision for income taxes	9,047	10,561
Depreciation and amortization	5,004	2,861
Facility rent - cost of services	12,511	12,260
EBITDAR	$43,524	$44,452

Discussion of Non-GAAP Financial Measures

EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, and (d) facility rent-cost of services. The Company believes that the presentation of EBITDAR provides important supplemental information to management and investors to evaluate the Company’s operating performance. This non-GAAP financial measure should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the Company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the Company’s Quarterly Report on Form 10-Q filed today with the SEC. The Form 10-Q is available on the SEC’s website at http://www.sec.gov or under the “Financial Information” link of the Investor Relations section of Ensign’s website.

SOURCE The Ensign Group, Inc.

http://www.ensigngroup.net

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